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                                                                      Exhibit 99

[SSA LOGO] System Software Associates, Inc.                         NEWS RELEASE
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Corporate Headquarters
500 West Madison . Chicago, Illinois, U.S.A. 60661 . Telephone: (312)258-6000
 . Facsimile: (312) 474-7500


            SSA Announces Loan Placement With A Strategic Investor

    CHICAGO--March 27, 1997--System Software Associates, Inc. (NASDAQ:SSAX) announced today that it has placed a loan with a strategic investor in the amount of $12 million, bearing interest at the prime rate plus 1% and convertible into common stock of SSA at the lesser of $3.33 per share or 80% of the fair market value of the stock at the time of conversion. The loan is due in three years and is not convertible during the first year, except in the event of prepayment. The Company believes that the loan should resolve any concerns over SSA's short term liquidity requirements. SSA and its strategic investor are immediately commencing discussions about a larger transaction involving an equity investment in the Company at fair market value, with respect to which there are no binding obligations. There can be no assurance that such a larger transaction will be consummated.

     Roger E. Covey, CEO and Chairman, said: "We are pleased to have the backing of a strategic investor, and hope to continue the recent improvement in our financial results." Mr. Covey also noted that: "The possible equity investment is not a precursor to the acquisition of SSA."

     CONTACT:  System Software Associates, Inc.
               Joseph J. Skadra/Roger E. Covey, 312/258-6000
               Facsimile: 312/474-7500
               jskadra@ssax.com, rec@ssax.com